As filed with the Securities and Exchange Commission on February 8, 2019

Registration No. 333-223151

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE DUN & BRADSTREET CORPORATION

(Exact Name of Registrant as specified in its charter)

Delaware (Jurisdiction of incorporation or organization)	22-3725387 (I.R.S. Employer Identification Number)

103 JFK Parkway

Short Hills, NJ 07078

(973) 921-5500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Colleen Haley

Secretary

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, NJ 07078

(973) 921-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ethan A. Klingsberg

Paul M. Tiger

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

212-225-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-223151), as amended (the “Registration Statement”), is being filed to remove from registration all unsold securities of The Dun & Bradstreet Corporation (the “Registrant”) registered under the Registration Statement.

Pursuant to the Agreement and Plan of Merger, dated as of August 8, 2018, by and among the Registrant, Star Parent, L.P., a Delaware limited partnership (“Parent”) and Star Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company in the Merger as a wholly-owned subsidiary of Parent. The Merger became effective on February 8, 2019 (the “Effective Time”). At the Effective Time, each share of common stock, par value $0.01 per share, of the Registrant issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent, Merger Sub, the Registrant or any other direct or indirect wholly owned subsidiary of Parent or the Registrant, including treasury shares), were canceled and converted into the right to receive $145.00 in cash, without interest and subject to any applicable withholding taxes.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Time, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on February 8, 2019, NYSE filed Form 25 to delist the Company’s shares of common stock. The Company intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Short Hills, State of New Jersey, on this day of February 8, 2019. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

The Dun & Bradstreet Corporation

By:	/s/ Colleen Haley
	Name:	Colleen Haley
	Title:	Secretary